Exhibit 4.1

WINDGEN ENERGY, INC.
14550 N. Frank Lloyd Wright Blvd., Suite 100
Scottsdale, Arizona 85260
August 1, 2010

WindGen Energy, Inc. Employees and Consultants,

The Company’s Board of Directors has decided to make available to all employees and consultants, pursuant to the Company's 2010 Employees and Consultants Compensation Plan (the "Plan"), shares of the Company’s common stock at a negotiated price of not less than 100% of the average trading price during the week prior to the shares being issued.

To participate in the Plan, all you have to do is execute this letter in the space below, and indicate the amount of compensation you wish to have allocated to this Plan and for employees, the pay period from which your salary will be credited. Your free-trading shares will be delivered to you within a few days.

WINDGEN ENERGY, INC.

Dated: _____________, 2010	By:
Ronald Conquest Chairman of the Board and Chief Executive Officer

Amount of Compensation	Employee/Consultant Signature

Period From	Name of Employee/Consultant
Which To Be Paid	(Please Print)